Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
FalconStor Software, Inc.
Melville, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2017, relating to the consolidated financial statements of FalconStor Software, Inc. and subsidiaries which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
Melville, New York
March 28, 2017